Exhibit 99.1

CONTACT:	Thomas M. Kitchen Stewart Enterprises, Inc. 1333 S. Clearview Parkway Jefferson, LA 70121 504-729-1400
FOR IMMEDIATE RELEASE

STEWART ENTERPRISES, INC. DECLARES QUARTERLY DIVIDEND AND REPORTS ANNUAL MEETING RESULTS

JEFFERSON, La.—(BUSINESS WIRE)—April 3, 2008—Stewart Enterprises, Inc. (Nasdaq GS: STEI) reported today that its Board of Directors has declared a quarterly cash dividend of $0.025 per share. The dividend is payable on April 28, 2008 to holders of record of Class A and Class B Common Stock as of the close of business on April 14, 2008.
The company also reported that, at its annual shareholders’ meeting today, all of its directors were re-elected, and a proposal to amend its Amended and Restated Articles of Incorporation to increase the number of authorized shares of Class A Common Stock by 50 million shares to 200 million shares was approved.
Founded in 1910, Stewart Enterprises, Inc. is the second largest provider of products and services in the death care industry in the United States, currently owning and operating 221 funeral homes and 139 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.